Exhibit 99.1

For Immediate Release

Contact:

Liz Kohlmyer

Communications Manager

(407) 540-2221

NYSE: TSY

TRUSTREET PROPERTIES, INC. ENTERS INTO NEW CREDIT

FACILITY FOR A TOTAL OF $350 MILLION

ORLANDO, FL, April 8, 2005 – Trustreet Properties, Inc. (NYSE: TSY) announced today that it has entered into new senior secured credit facilities for a total of $350 million. The new credit agreement includes a $175 million revolving credit facility and a $175 million term loan facility. The interest rate for the revolving credit facility is LIBOR plus 2.25 percent per annum, and the interest rate for the term loan facility is LIBOR plus 2.00 percent per annum. The initial maturity date of the revolving credit facility is April 8, 2008 (the initial maturity date may be extended for an additional twelve-month period at the election of Trustreet upon satisfaction of certain conditions), and the maturity date of the term loan facility is April 8, 2010.

Curtis McWilliams, president and CEO of Trustreet, said, “We are pleased with the cost of capital obtained for this financing as well as the quality and diversity of institutional investors and lenders participating. The transaction serves as the final step in completing our desired capital structure following the February 25, 2005 merger between CNL Restaurant Properties, U.S. Restaurant Properties, and 18 CNL Income Funds.”

The new credit facilities will be used to repay outstanding indebtedness, for the payment of fees and for general corporate purposes.

The agent for this new credit facility is Bank of America, N.A., as administrative agent. Banc of America Securities LLC was the sole lead arranger and sole book runner.

Trustreet Properties, Inc. (pronounced “trust – street”) is the largest self-advised restaurant real estate investment trust (REIT) in the United States. Trustreet, traded on the NYSE under the ticker symbol TSY, provides a complete range of financial, real estate and advisory services to

450 South Orange Avenue ➢ Orlando, FL 32801-3336

For Immediate Release

operators of national and regional restaurant chains. With more than $2.5 billion in assets, Trustreet manages financial interests in approximately 2,900 properties in 49 states. For more information, visit www.trustreet.com.

###

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Trustreet Properties Inc.’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. The company’s ability to complete the notes offering is subject to market conditions and other risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward looking statements.

450 South Orange Avenue ➢ Orlando, FL 32801-3336